Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Thermo Fisher media contact: Karen Kirkwood	Thermo Fisher investor contact: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Affymetrix media contact:	Affymetrix investor contact:
Mindy Lee-Olsen	Doug Farrell
Phone: 408-731-5523	Phone: 408-731-5285
E-mail: mindy_lee-olsen@affymetrix.com	E-mail: doug_farrell@affymetrix.com

Thermo Fisher Scientific Completes Acquisition of Affymetrix

Following Approval of Transaction by Affymetrix Stockholders

WALTHAM, Mass. and SANTA CLARA, Calif. (March 31, 2016) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, and Affymetrix, Inc. (NASDAQ: AFFX), a leading provider of cellular and genetic analysis products, today announced that Thermo Fisher has completed its previously announced acquisition of Affymetrix for $14.00 per share in cash, for a total purchase price of approximately $1.3 billion. Completion of the transaction follows approval of the merger agreement by Affymetrix stockholders at the special meeting held today.

“We are pleased to announce the completion of this transaction and officially welcome the Affymetrix team to Thermo Fisher,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “This is a great outcome for both companies. With Affymetrix, we now have an expanded antibody portfolio to strengthen our leadership in biosciences, as well as new genetic analysis capabilities to better serve clinical and applied markets. Our combined capabilities will benefit our customers, employees and shareholders, and we are excited to move forward as one organization positioned for growth. Since first announcing our agreement back in January, the integration planning has been progressing well and we look forward to creating value through the strategic and financial benefits of the transaction.”

Frank Witney, president and chief executive officer of Affymetrix, said, “This transaction creates significant value for our stockholders and will provide important benefits to our customers and employees. I want to thank all of our stakeholders, including our dedicated employees, for their contributions to the company’s success and their support throughout this process. We believe Affymetrix will be positioned for long-term success as part of Thermo Fisher.”

As a result of the completion of the transaction, Affymetrix stock will cease trading and will no longer be listed on The NASDAQ Global Select Market.

The completion of the acquisition constituted a Make-Whole Fundamental Change (as defined in the First Supplemental Indenture, dated as of June 25, 2012, between Affymetrix and The Bank of New York Mellon Trust Company, N.A. relating to the Affymetrix 4.00% Convertible Senior Notes due 2019). The Effective Date (as defined in the First Supplemental Indenture) related to the Make-Whole Fundamental Change is March 31, 2016.

Advisors

JP Morgan acted as financial advisor to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz served as legal counsel. Morgan Stanley acted as financial advisor to Affymetrix, and Davis Polk & Wardwell LLP served as legal counsel.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and more than 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

About Affymetrix

Affymetrix technologies enable multiplex and simultaneous analysis of biological systems at the cell, protein, and gene level, facilitating the rapid translation of benchtop research into clinical and routine use for human health and wellness. Affymetrix provides leadership and support, partnering with customers in pharmaceutical, diagnostic, and biotechnology companies as well as leading academic, government, and nonprofit research institutes in their quest to use biology for a better world. More than 2,300 microarray systems have been shipped around the world and more than 94,000 peer-reviewed papers have been published citing Affymetrix technologies. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, San Diego, Vienna, and Singapore. Affymetrix has about 1,100 employees and maintains sales and distribution operations worldwide. For more information about Affymetrix, please visit www.affymetrix.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

# # #